Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-232144

Market Linked Securities—Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, Nasdaq-100 Index® and the S&P 500® Index due April 6, 2026

Final Term Sheet dated March 30, 2021 to Pricing Supplement dated March 30, 2021 (the “PS”)

Summary of Terms

Issuer	Barclays Bank PLC
Term	Approximately 5 years
Reference Assets	Dow Jones Industrial Average® (Bloomberg ticker symbol “INDU<Index>”), Nasdaq-100 Index® (Bloomberg ticker symbol “NDX<Index>”) and S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”) (each, an “Index”)
Pricing Date	March 30, 2021
Issue Date	April 5, 2021
Calculation Day	March 27, 2026
Stated Maturity Date	April 6, 2026
Original Offering Price[1]	$1,000 per security (100% of par)
Maturity Payment Amount	See “Calculation of the Maturity Payment Amount” on page 3 of this final term sheet.
Lowest Performing Index	The Index with the lowest index return
Index Return	For each Index, (ending level – starting level) / starting level
Starting Level	For the Dow Jones Industrial Average®, 33,066.96; for the Nasdaq-100 Index®, 12,896.53; for the S&P 500® Index, 3,958.55; (for each Index, its closing level on the pricing date)
Ending Level	For each Index, its closing level on the calculation day
Contingent Fixed Return	48.00% of the original offering price ($480.00 per security)
Threshold Level	For the Dow Jones Industrial Average®, 23,146.872; for the Nasdaq-100 Index®, 9,027.571; for the S&P 500® Index, 2,770.985; (for each Index, 70% of its starting level)
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06748EEG4 / US06748EEG44
Agent Discount	3.63%; dealers, including those using the trade name Wells Fargo Advisors (WFA), will receive a selling concession of 2.50% and WFA will receive a distribution expense fee of 0.12%. Selected dealers may receive a fee of up to 0.10% for marketing and other services.

Investment Description

•	Linked to the lowest performing of the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the S&P 500® Index (each referred to as an “Index”)

•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the lowest performing Index. The lowest performing Index is the Index that has the lowest index return (i.e., the lowest percentage change from its starting level to its ending level).

The maturity payment amount will reflect the following terms:

o	If the level of the lowest performing Index increases or remains flat:

You will receive the original offering price plus a contingent fixed return of 48.00% of the original offering price.

o	If the level of the lowest performing Index decreases but the decrease is not more than 30%:

You will be repaid the original offering price.

o	If the level of the lowest performing Index decreases by more than 30%:

You will have full downside exposure to the decrease in the level of the lowest performing Index from its starting level, and you will lose more than 30%, and possibly all, of the original offering price of your securities.

•	Investors may lose more than 30%, and possibly all, of the original offering price.

•	Any positive return on the securities at maturity will be limited to the contingent fixed return, even if the ending level of the lowest performing Index significantly exceeds its starting level; you will not participate in any appreciation of the lowest performing Index.

•	Your return on the securities will depend solely on the performance of the lowest performing Index. You will not benefit in any way from the performance of the better performing Indices. Therefore, you will be adversely affected if any Index performs poorly, even if the other Indices perform favorably.

•	Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described in the PS) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in the PS and “Risk Factors” in the accompanying prospectus supplement.

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

1 The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is $998.50 per security. The estimated value is less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-5 of the PS.

THIS FINAL TERM SHEET SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT, PROSPECTUS SUPPLEMENT ADDENDUM, UNDERLYING SUPPLEMENT AND PS. The securities will have the terms specified in the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019, the prospectus supplement addendum dated February 18, 2021 and the underlying supplement dated August 1, 2019, as supplemented or superseded by the PS. The securities have complex features, and investing in the securities involves risks not associated with an investment in conventional debt securities.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PS.

Hypothetical Payout Profile

The profile to the right illustrates a range of hypothetical returns on the securities at maturity for a range of hypothetical index returns of the lowest performing Index and is based on a contingent fixed return of 48.00% of the original offering price or $480.00 per security and a threshold level for the lowest performing Index equal to 70% of its starting level.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual index return of the lowest performing Index and whether you hold your securities to maturity. The performance of the better performing Indices is not relevant to your return on the securities.

Hypothetical Returns

Hypothetical ending level of the lowest performing Index	Hypothetical index return of the lowest performing Index	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return
200.00	100.00%	$1,480.00	48.00%
175.00	75.00%	$1,480.00	48.00%
150.00	50.00%	$1,480.00	48.00%
140.00	40.00%	$1,480.00	48.00%
130.00	30.00%	$1,480.00	48.00%
120.00	20.00%	$1,480.00	48.00%
110.00	10.00%	$1,480.00	48.00%
105.00	5.00%	$1,480.00	48.00%
100.00(1)	0.00%	$1,480.00	48.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
75.00	-25.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
69.00	-31.00%	$690.00	-31.00%
50.00	-50.00%	$500.00	-50.00%
25.00	-75.00%	$250.00	-75.00%
0.00	-100.00%	$0.00	-100.00%

Each security has an original offering price of $1,000.

(1) The hypothetical starting level of the lowest performing Index of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level of the lowest performing Index. The actual starting level for each Index is set forth under “Summary of Terms” above. For historical closing levels of the Indices, see the historical information set forth under the sections titled “The Dow Jones Industrial Average®,” “The Nasdaq-100 Index®” and “The S&P 500® Index” in the accompanying PS.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual maturity payment amount and the resulting pre-tax rate of return will depend on the actual starting level of the lowest performing Index and actual ending level of the lowest performing Index. There can be no prediction of the closing level of the Index on any day during the term of the securities, including on the calculation day. The performance of the better performing Indices is not relevant to your return on the securities.

Calculation of the Maturity Payment Amount

The maturity payment amount per security will be determined as follows:

•	If the ending level of the lowest performing Index is greater than or equal to its starting level, the maturity payment amount will be equal to $1,000 plus the contingent fixed return

•	If the ending level of the lowest performing Index is less than its starting level, but greater than or equal to its threshold level, the maturity payment amount will be equal to $1,000

•	If the ending level of the lowest performing Index is less than its threshold level, the maturity payment amount will be equal to $1,000 plus:

($1,000 ×index return of the lowest performing Index)

If the ending level of the lowest performing Index is less than its threshold level, you will lose more than 30%, and possibly all, of the original offering price of your securities at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any of the Indices or any of the securities composing the Indices. You should carefully review the risk disclosures set forth under the “Risk Factors” section of the prospectus supplement and the “Selected Risk Considerations” section in the accompanying PS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PS.

•	If The Ending Level Of The Lowest Performing Index Is Less Than Its Threshold Level, You Will Lose More Than 30%, And Possibly All, Of The Original Offering Price Of Your Securities At Maturity.

•	The Potential Return On The Securities Is Limited To The Contingent Fixed Return.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Index, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Indices.

•	The Ending Level For Each Index Is Not Based On The Closing Level Of That Index At Any Time Other Than The Calculation Day.

•	Owning The Securities Is Not The Same As Owning The Securities Composing Any Or All Of The Indices.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities With Respect To The Nasdaq-100 Index®.

•	Each Index Reflects The Price Return Of The Securities Composing That Index, Not The Total Return.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included As Components Of The Indices.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	Adjustments To The Indices Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	The Historical Performance Of The Indices Is Not An Indication Of Their Future Performance.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Estimated Value Of Your Securities Is Lower Than The Original Offering Price Of Your Securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

Not suitable for all investors

Investment suitability must be determined individually for each investor. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-10 of the accompanying PS and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the securities. For more information about the Indices, please see the sections titled “The Dow Jones Industrial Average®,” “The Nasdaq-100 Index®” and “The S&P 500® Index” in the PS.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this final term sheet relates. Before you invest, you should read the prospectus dated August 1, 2019, the prospectus supplement dated August 1, 2019, the prospectus supplement addendum dated February 18, 2021, the underlying supplement dated August 1, 2019, the PS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Consult your tax advisor

Investors should review carefully the accompanying PS, prospectus, prospectus supplement, prospectus supplement addendum and underlying supplement and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

As used in this final term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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